UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

WASTE MANAGEMENT, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Mr. David P. Steiner resigned from his position on the Board of Directors (the “Board”) of Waste Management, Inc. (the “Company”). In Mr. Steiner’s employment agreement, he agreed to resign from the Board when his employment ended. Mr. Steiner did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Steiner’s departure from the Company entitles him to the payments and benefits set forth in Section 6(e)(i) – (e)(v) of his employment agreement dated May 6, 2002, as amended and previously filed as Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2002. Mr. Steiner’s outstanding performance share unit awards will be prorated as provided for in Section 2.a. of Important Award Details in the award agreements that are Exhibit 10.1 to Forms 8-K filed on March 12, 2014, March 3, 2015 and March 2, 2016.

The Company has entered into an agreement with Mr. Steiner (the “Separation Agreement”) setting forth additional terms of his departure from the Company. With respect to Mr. Steiner’s outstanding stock option awards, the Separation Agreement provides that Mr. Steiner’s departure from the Company shall be considered “Retirement” pursuant to the terms of each of the applicable award agreements. The Separation Agreement also expanded the post-employment covenants in Mr. Steiner’s employment agreement, including, but not limited to, the inclusion of a release and a “standstill” that were not required by his employment agreement.

The Separation Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: January 6, 2017	By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Senior Vice President and Chief Legal Officer

Exhibit Index

No.	Description

10.1	Separation Agreement

4